Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SIXTH AMENDMENT TO THE MASTER PRIVATE LABEL FINANCING AGREEMENT

THIS SIXTH AMENDMENT TO THE MASTER PRIVATE LABEL FINANCING AGREEMENT (this “Sixth Amendment”) is made as of the 28th day of June, 2019, by and between Santander Consumer USA Inc. (“SCUSA”) and FCA US LLC (formerly known as Chrysler Group LLC) (“FCA US” or “Chrysler”).

WITNESSETH

WHEREAS, SCUSA and FCA US entered into that certain Master Private Label Financing Agreement, dated as of February 6, 2013, as amended by the First Amendment to the Master Private Label Financing Agreement, dated as of February 12, 2014, the Second Amendment to the Master Private Label Financing Agreement, dated as of October 2, 2014, the Third Amendment to the Master Private Label Financing Agreement, dated as of June 15, 2016, the Fourth Amendment to the Master Private Label Financing Agreement, dated as of July 1, 2016 and the Fifth Amendment to the Master Private Label Financing Agreement, dated as of July 2, 2018 (the Master Private Label Financing Agreement, as so amended, the “Agreement”); and

WHEREAS, SCUSA and FCA US desire to amend the Agreement on the terms and conditions hereinafter set forth.

Understands NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCUSA and FCA US agree as follows:

1.

The following defined terms are hereby amended and restated in their entirety or added in their entirety in appropriate alphabetical order, in each case to Section 1.01 of the ‘Agreement to read as follows:

“Annual Measuring Period” means a 365-day period beginning on May 1st of any given year.

“IntelliScore” means the standard business credit scoring system created by Experian and commonly used by business credit agencies in the United States, together with any successor or replacement system mutually agreed by SCUSA and Chrysler.

“Market Benchmark” (Section 1.01(qq)) is deleted in its entirety from the Agreement and all references and obligations attendant therewith to Market Benchmark in the Agreement are deleted.

“New Chrysler Vehicle” a motor vehicle sold under the Chrysler Marks and distributed through Dealers that has not been previously sold or for which title has not been previously issued.

“Penetration Rate” is Market Share (as reported by JD Power or another mutually acceptable third party) computed by dividing the number of New Chrysler Vehicles for which SCUSA provided the Consumer Financing, for an Annual Measuring Period, by the total New Chrysler Vehicles for which Consumer Financing was provided to a Consumer, for the same Annual Measuring Period.

“Residual Value Losses” are determined as the amount by which all gross proceeds received by SCUSA (including, but not limited to, any (i) purchase fees, (ii) cash payments on account of excess mileage or excess wear and tear caused by leaseholders to their leased vehicles in excess of the contractually permitted mileage or ordinary wear and tear and (iii) insurance proceeds as a result of any collision or other loss with respect to any leased vehicle) related to the disposition of vehicles financed under the Financing Services provided by SCUSA are less than the estimated residual value (contract residual less Chrysler’s residual enhancement subvention, if any); and “Residual Value Gains” are determined as the amount by which all gross proceeds received by SCUSA (including, but not limited to, any (i) purchase fees, (ii) cash payments on account of excess mileage or excess wear and tear caused by leaseholders to their leased vehicles in excess of the contractually permitted mileage or ordinary wear and tear and (iii) insurance proceeds as a result of any collision or other loss with respect to any leased vehicle) related to the disposition of vehicles financed under the Financing Services provided by SCUSA are greater than the estimated residual value (contract residual less Chrysler’s residual enhancement subvention, if any).

“SCUSA Credit Tiers” means [REDACTED].

2.	Section 4.08(c) of the Agreement is hereby amended by replacing “Coordinating Committee” with “Steering Committee.”

3.	Section 4.13 of the Agreement is hereby amended and restated as follows:

“Provided that Chrysler treats SCUSA in a manner consistent with Comparable OEM’s treatment of their captive finance providers (“Treatment Parameters”), as defined below, SCUSA shall comply with the key performance metrics set forth in Schedule 4.13 (“Key Performance Metrics”), including the minimum retail and lease Penetration Rates set forth therein. No later than 60 days following the end of each calendar quarter, SCUSA will provide Chrysler with reporting sufficient for Chrysler to determine SCUSA’s lease and retail Penetration Rates during the immediately preceding calendar quarter. Any failure by SCUSA to meet any of the Key Performance Metrics at the at the end of any Annual Measuring Period pursuant to Schedule 4.13 shall be submitted to the Steering Committee and the Steering Committee shall agree on a cure period within which SCUSA shall cure its failure to meet the Key Performance Metrics. Any dispute related to the Key Performance Metrics shall be addressed pursuant to Section 14.09 of the Agreement. As used herein “Treatment Parameters” means: [REDACTED].”

4.	Schedule 4.13 of the Agreement is hereby amended and restated in its entirety as set forth in Attachment 4.13 to this Sixth Amendment.

5.	Section 6.01(a) of the Agreement is hereby amended and replaced by the following:

“(a) Chrysler will provide that [REDACTED] subvented unit Lease volume (“Lease Volume Threshold”) and [REDACTED] subvented unit Retail volume (“Retail Volume Threshold”) is financed through the private label services provided under this Agreement (the “Level of Exclusivity”) in accordance with the Treatment Parameters set forth in this Agreement.”

6.	Section 6.01(d) of the Agreement is hereby deleted in its entirety.

7.	Section 6.01(e) is hereby added to the Agreement as follows:

“(e) No later than 60 days following the end of each calendar quarter, Chrysler will provide SCUSA with reporting sufficient for SCUSA to determine the Level of Exclusivity provided by Chrysler to SCUSA during [REDACTED]. Any failure by Chrysler to meet the Level of Exclusivity measured at the end of any [REDACTED] shall be submitted to the Steering Committee and the Steering Committee shall agree on a cure period for which Chrysler shall cure its failure to meet the Level of Exclusivity. Any dispute related to the Level of Exclusivity shall be addressed pursuant to Section 14.09 of this Agreement.”

8.	Section 6.02 of the Agreement is hereby deleted in its entirety.

9.	Section 6.03 of the Agreement is hereby amended to remove reference to Section 6.02 (which has been deleted, as set forth above).

10.	Section 6.05(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Except as otherwise provided in this Agreement, [REDACTED];”

11.	Section 7.02(f) and (g) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(f) For the avoidance of doubt, the risk sharing provisions of this Article VII shall apply to Residual Value Losses and Residual Value Gains on all new lease vehicles financed under the Agreement, regardless of whether such leases (i) reach the maturity of their originally-contracted full term or are terminated prior thereto or (ii) are terminated prior to or after the termination of the Agreement.

(g) The parties expressly agree that the risk-sharing described in this Article VII and included as part of the Residual Value Losses Calculation and Residual Value Gains Calculation shall apply notwithstanding the fact that a lease financed under this Agreement reaches maturity following the termination of this Agreement, and that all of the relevant provisions of this Agreement shall survive with respect to any such lease until such lease reaches maturity (and such reasonable time afterward as is required for the parties to comply with their obligations under the Agreement with respect to such lease, including with respect to the risk-sharing provisions described in this Article VII).”

12.	Section 8.02(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)    Effective as of April 1, 2019, SCUSA may exclude from the revenue sharing requirements of Section 8.02(a) the following: [REDACTED].

13.	Section 10.02(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)    The provisions of Section 10.02, Article X, Section 12.02, Section 12.03, Section 12.04, and Section 12.05 shall survive expiration or termination of this Agreement and remain in force and in effect following such expiration or termination as required by Law or to effectuate the termination obligations of this Agreement. Section 7.02(g) and all related provisions of the Agreement, to the extent necessary in connection with survival and implementation of Section 7.02(g), shall survive expiration or termination of this Agreement as set forth in such section.”

14.	Section 12.02 of the Agreement is hereby amended to add the following:

“In addition to any confidentiality obligations of the Parties under the existing Confidentiality Agreement, each Party agrees that it shall maintain confidential and, without the prior written consent of the disclosing party, not disclose the Confidential Information to any third party or use it for any purpose other than for the specific purpose for which such Confidential Information has been disclosed to the receiving party, at any time during the term of this Agreement and thereafter. Notwithstanding the preceding sentence, either Party may disclose Confidential Information of the other (a) to its Subsidiaries and Representatives that need to know such Confidential Information in connection with or to facilitate one or both Parties’ performance of this Agreement, or (b) as required to comply with applicable Law (including, for the avoidance of doubt, any regulation, rule, order or other similar requirement of any governmental, regulatory or supervisory agency, or any stock exchange) or court order; provided that if a Party is required to make such disclosure of the other Party’s Confidential Information pursuant to the foregoing clause (b), it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable best efforts to secure confidential treatment of such Confidential Information in consultation with the other Party prior to its disclosure and disclose only the minimum necessary to comply with such requirements. For the avoidance of doubt, any information provided by one Party to the other Party in connection with Sections 4.13 and 6.01(e) of this Agreement shall constitute Confidential Information.”

15.	Section 13.05(e) is hereby added to the Agreement in its entirety to read as follows:

“(e) At SCUSA’s request, Chrysler shall promptly provide to SCUSA, to the extent in Chrysler’s possession, the most recently prepared annual consolidated financial statements (in such form as is available) of Chrysler and its subsidiaries (which, for the avoidance of doubt, may be unaudited).”

16.	Sections 14.09(c), (d) and (e) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(c) If the Steering Committee is unable to resolve any such Dispute at the next scheduled Steering Committee meeting, the Dispute will immediately be escalated to lead members of the Steering Committee for each party, or their designees for the particular matter, for resolution.

(d) Any Dispute that is not resolved by the lead members of the Steering Committee for each party (or their designees for the particular matter) within 30 days of submission to them will immediately be escalated to the Chief Executive Officer of SCUSA and the Chief Executive Officer of Chrysler.

(e) If a Dispute is not resolved within 60 days of the date of escalation to Chief Executive Officer of SCUSA and the Chief Executive Officer of Chrysler, the parties agree in good faith to try to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to litigation or any other dispute resolution mechanism.”

17.

Effective immediately upon the execution this Sixth Amendment by the parties hereto, and without any required action by any party, the Tolling Agreement (the “Tolling Agreement”) between FCA US and SCUSA, dated as of July 11, 2018, shall be immediately and automatically terminated.

18.

Concurrent with the execution of this Sixth Amendment, SCUSA shall pay to Chrysler a, one-time, non-refundable, non-contingent, cash payment of $60,000,000 (the “Cash Payment”), payable in U.S. dollars in immediately available funds. FCA US shall be responsible for any and all taxes due on the Cash Payment.

19.

Chrysler and SCUSA hereby IRREVOCABLY and UNCONDITIONALLY RELEASE AND DISCHARGE each other, from all claims, controversies, demands, liabilities, losses, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, damages, expenses, judgments, and causes of action of any nature whatsoever, at law or in equity (“Claims”), whether known or unknown, from the beginning of time through the date hereof, in each case to the extent such Claims arise from or relate to the Agreement or any agreement referenced in the Agreement. This release shall not apply to payments due under the Parties’ ordinary course of business under the Agreement.

20.

Except as hereby amended, the Agreement and all its terms shall remain unchanged and in full force and effect. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Sixth Amendment, this Sixth Amendment shall control. The execution, delivery and effectiveness of this Sixth Amendment shall not operate as a waiver of any right, power or remedy of SCUSA or FCA US under the Agreement or any other ancillary agreement thereto.

21.

Upon the effectiveness of this Sixth Amendment, each reference in the Agreement to this “Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement as amended by this Sixth Amendment.

22.	The terms of the Agreement shall apply to the terms and provisions of this Sixth Amendment mutatis mutandis.

23.

This Sixth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

24.	Any capitalized terms not defined herein will be given the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first written above.

SANTANDER CONSUMER USA INC.

By:	/s/ Christopher K. Pfirrman
Name:	Christopher K. Pfirrman
Title:	Chief Legal Officer

FCA US LLC

By:	/s/ Joao Eduardo Laranjo
Name:	Joao Eduardo Laranjo
Title:	Chief Financial Officer, North America

ATTACHMENT 4.13

Key Performance Metrics

SCUSA’s minimum Penetration Rate shall be:

	Year 6		Year 7		Year 8		Year 9		Year 10
Retail	[REDACTED	]	[REDACTED	]	[REDACTED	]	[REDACTED	]	[REDACTED	]

Lease	[REDACTED	]	[REDACTED	]	[REDACTED	]	[REDACTED	]	[REDACTED	]